UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.     )

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(Name of Registrant as Specified In Its Charter)

Edgewater Technology, Inc.

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Notes:

Reg. (S) 240.14a-101.

SEC 1913 (3-99)

EDGEWATER TECHNOLOGY, INC.

ANNUAL MEETING OF STOCKHOLDERS

May 22, 2003

NOTICE AND PROXY STATEMENT

April     , 2003

Dear Edgewater Technology, Inc. Stockholder:

On behalf of the Board of Directors, I am pleased to invite you to attend the Edgewater Technology, Inc. 2003 Annual Meeting of Stockholders. The meeting will be held at 10:00 a.m. Eastern Time on May 22, 2003 at the Boston Marriott Long Wharf, 296 State Street, Boston, Massachusetts 02109.

At the meeting, you and the other stockholders will elect six directors to the Edgewater Technology, Inc. Board of Directors and approve and adopt an amendment to Edgewater Technology, Inc.’s Certificate of Incorporation to decrease the number of authorized shares of common stock and preferred stock. This amendment will not reduce, alter or otherwise affect any of our company’s outstanding common shares. As of March 31, 2003, record date for the annual meeting, our company had              shares of common outstanding and no shares of preferred stock outstanding. You will find other detailed information about Edgewater Technology, Inc. and its operations, including its audited financial statements, in the enclosed 2002 Annual Report. We hope you can join us on May 22, 2003.

Whether or not you can attend the meeting, please read the enclosed Proxy Statement. When you have done so, please mark your vote on the enclosed proxy, sign and date the proxy, and return it to us in the enclosed preaddressed, postage paid envelope or you may cast your vote by telephone, or through the Internet. Instructions for voting by telephone or through the Internet are included with your proxy. Your vote is important, so please return your proxy or vote by telephone or vote through the Internet promptly.

Thank you for your continued interest in Edgewater Technology, Inc. We look forward to seeing you at the meeting.

Sincerely,

Shirley Singleton

President and Chief Executive Officer

20 Harvard Mill Square • Wakefield, MA 01880 • 781-246-3343 • Fax 781-246-5903

EDGEWATER TECHNOLOGY, INC.

20 Harvard Mill Square

Wakefield, Massachusetts 01880

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 22, 2003

To the Stockholders:

Edgewater Technology, Inc. will hold its Annual Meeting of Stockholders at the Boston Marriott Long Wharf, 296 State Street, Boston, Massachusetts 02109, on May 22, 2003 at 10:00 a.m., Eastern Time.

We are holding this meeting for the following purposes:

•	To elect six directors to serve until the 2004 annual meeting of stockholders;

•	To consider and act upon a proposal by the Board of Directors to approve and adopt an amendment to the Certificate of Incorporation, to decrease the number of authorized shares of common stock from 200,000,000 to 48,000,000 and to decrease the number of authorized shares of preferred stock from 10,000,000 to 2,000,000; and

•	To transact any other business that may properly come before the Annual Meeting.

The Board of Directors selected March 31, 2003 as the record date for determining stockholders entitled to vote at the Annual Meeting. As of March 31, 2003, our company had [TBD] shares of common stock outstanding and no shares of preferred stock outstanding. The proposed amendment to the Certificate of Incorporation, as amended, will not reduce, alter or other otherwise affect any of our company’s outstanding common shares. A list of stockholders on that date will be available for inspection at the corporate headquarters of Edgewater Technology, Inc., 20 Harvard Mill Square, Wakefield, Massachusetts, during normal business hours for the ten day period prior to the Annual Meeting. Only holders of our common stock as of the close of business on March 31, 2003 are entitled to vote at the Annual Meeting or any adjournment thereof.

This Proxy Statement, Proxy and Edgewater Technology, Inc.’s 2002 Annual Report to Stockholders are being distributed on or about April     , 2003.

By Order of the Board of Directors,

Kevin R. Rhodes

Corporate Secretary

Wakefield, Massachusetts

April     , 2003

EDGEWATER TECHNOLOGY, INC.

PROXY STATEMENT

GENERAL INFORMATION	1
Annual Meeting Information	1

ITEM 1—ELECTION OF DIRECTORS
Nominees for Election	4
Other Named Executive Officers	6
Committees and Meetings	7

STOCK OWNERSHIP	8
Beneficial Ownership of Certain Stockholders, Directors and Executive Officers	8
Section 16(a) Beneficial Ownership Reporting Compliance	9

COMPENSATION OF OUTSIDE DIRECTORS AND THE NAMED EXECUTIVE OFFICERS	10
Compensation of Outside Directors	10
Compensation of the Named Executive Officers	11
Option Grants in 2002	12
2002 Year-End Option Values	12
Employment Agreements during 2002	13
Equity Compensation Plans	14

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION	15
Compensation Committee Membership and Interlocks	15
Executive Compensation Components and Goals	15
Policy on Deductibility of Compensation	16
2002 Executive Compensation	16
2002 Chief Executive Officer Compensation	16

REPORT OF THE AUDIT COMMITTEE	17
General	17
Fees	17
2002 Audited Financial Statements	18

CERTAIN TRANSACTIONS	19

PERFORMANCE GRAPH AND TOTAL RETURN ANALYSIS	20

ITEM 2—APPROVAL AND ADOPTION OF AN AMENDMENT TO THE CERTIFICATE OF INCORPORATION TO DECREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK AND TO DECREASE THE NUMBER OF AUTHORIZED SHARES OF PREFERRED STOCK	21

ITEM 3—OTHER MATTERS	22

ADDITIONAL INFORMATION	22
Independent Public Accountants	22
Annual Report	22
Information Not Incorporated	22

GENERAL INFORMATION

Annual Meeting Information

This Proxy Statement contains information related to the Annual Meeting of Stockholders of Edgewater Technology, Inc. to be held on May 22, 2003, beginning at 10:00 a.m., Eastern Time at the Boston Marriott Long Wharf, 296 State Street, Boston, Massachusetts 02109, and any postponements or adjournments thereof (the “Annual Meeting”). This Proxy Statement was prepared under the direction of our Board of Directors to solicit your proxy for use at the Annual Meeting. It will be mailed to stockholders on or around April     , 2003.

Q: Who is soliciting my proxy?

A: We, the Board of Directors of Edgewater Technology, Inc., are sending you this Proxy Statement in connection with our solicitation of proxies for use at Edgewater Technology, Inc.’s 2003 Annual Meeting of Stockholders. Certain directors, officers and employees of Edgewater Technology, Inc. may (without compensation), and Georgeson Shareholder Communications, Inc. (our proxy solicitor) will, solicit proxies on our behalf by mail, phone, fax, Internet, or in person.

Q: Who is paying for this solicitation?

A: Edgewater Technology, Inc. will pay for the solicitation of proxies, including Georgeson Shareholder Communications, Inc.’s estimated fee of $5,000 plus out-of-pocket expenses. Edgewater Technology, Inc. also will reimburse banks, brokers, custodians, nominees and fiduciaries for their reasonable charges and expenses to forward our proxy materials to the beneficial owners of Edgewater Technology, Inc. common stock.

Q: What am I voting on?

A: The election of Shirley Singleton, William J. Lynch, Clete T. Brewer, Michael R. Loeb, Bob L. Martin and Wayne Wilson to the Board of Directors and the approval and adoption of an amendment to our company’s Certificate of Incorporation to decrease the number of authorized shares of common stock and to decrease the number of authorized shares of preferred stock (the “Certificate Amendment”).

Q: Who can vote?

A: Only those who owned common stock at the close of business on March 31, 2003, the record date for the Annual Meeting, can vote. If you beneficially owned common stock on the record date, you have one vote per share for each director up for election at the Annual Meeting and one vote per share for the approval and adoption of the Certificate Amendment.

Q: What does “beneficially owned” mean?

A: Under the Securities and Exchange Commission’s (the “SEC”) definition, “beneficial ownership” of shares means shares over which a person has sole or shared voting or investment power.

Q: How do I vote?

A: You may vote your shares either in person or by proxy. To vote by proxy, you should mark, date, sign and mail the enclosed proxy in the prepaid envelope or vote by telephone or through the Internet. If you wish the individuals named as proxies to vote for all of the nominees and the Certificate Amendment, then check the boxes marked “FOR.”

Q: Can I vote by telephone or electronically?

A: If you are registered stockholder (that is, if you have your stock in certificate form or participate in the Edgewater Technology, Inc. 1999 Employee Stock Purchase Plan), you may vote by telephone, or electronically through the Internet, by following the instructions included with your proxy card. If your shares are held in “street name,” please check your proxy card or contact your broker or nominee to determine whether you will be able to vote by telephone or electronically. The deadline for voting by telephone or electronically is 5:00 p.m. on May     , 2003.

Q: What are the consequences of my voting decision?

A: If you return your proxy but do not mark your voting preference, the individuals named as proxies will vote your shares “FOR” the election of the nominees for director and the approval and adoption of the Certificate Amendment and in their discretion with respect to any other matter properly brought before the Annual Meeting. Giving a proxy will not affect your right to vote your shares at the Annual Meeting, if you attend the Annual Meeting and vote in person, you automatically revoke your proxy.

Q: Can I change my vote after I return my proxy card?

A: Yes. Even after you have submitted your proxy, you may change your vote at any time before the proxy is exercised by filing with the Corporate Secretary either written notice of your revocation or a duly executed proxy bearing a later date. Attendance at the Annual Meeting will not by itself revoke a previously granted proxy.

Q: What are the Board’s recommendations?

A: The Board’s recommendation as to the Election of Directors is set forth in Item 1 of this Proxy Statement. The Board’s recommendation as to the Certificate Amendment is set forth in Item 2 of this Proxy Statement. The Board recommends a vote for the election of each of the nominees described in Item 1 and for the approval and adoption of the Certificate Amendment described in Item 2.

Q: What constitutes a quorum?

A: On the record date, we had                      shares of common stock, $.01 par value, outstanding and approximately              record holders. Each share of our common stock is entitled to one vote per share. Voting can take place at the Annual Meeting only if stockholders owning a majority of the total number of votes entitled to be cast as of the record date are present in person or represented by effective proxies.

Q: What happens if a quorum is not present?

A: If a quorum is not present at the scheduled time of the Annual Meeting, then the stockholders who are represented may adjourn the Annual Meeting until a quorum is present. The time and place of an adjourned meeting, if necessary, would be announced at the time the adjournment is taken and no other notice would be given.

Q: What vote is required in the election of directors?

A: Directors are elected by a plurality of the votes of shares present in person or represented by proxy at the Annual Meeting. This means that the six nominees will be elected if they receive more affirmative votes than any other nominees.

Q: What is the vote required for the approval and adoption of the Certificate Amendment?

A: The affirmative vote of a majority of our company’s outstanding common shares as of the record date is required to approve and adopt the Certificate Amendment.

Q: What are broker non-votes and abstentions?

A: If you are the beneficial owner of shares held in “street name” by a broker, then the broker, as the record holder of the shares, is required to vote those shares in accordance with your instructions. If you do not give instructions to the broker, then the broker will be entitled to vote the shares with respect to “discretionary” items, but will not be permitted to vote the shares with respect to “non-discretionary” items (in which case, the shares will be treated a “broker non-vote”). Under the rules of the New York Stock Exchange, Inc., the election of directors is a discretionary matter, enabling brokers to vote on the election of directors even if they have not received instructions from beneficial owners. Even though brokers are entitled to exercise their discretion and vote on director elections without instructions from beneficial owners, they are not required to do so. An abstention is a decision by a stockholder to take a neutral position on a proposal being submitted to stockholders at a meeting, although taking a neutral position through an abstention is considered a vote cast on a proposal being submitted at a meeting.

Q: How do broker non-votes and abstentions affect the existence of a quorum and the vote required in the election of directors and the approval and adoption of the Certificate Amendment?

A: Broker non-votes and abstentions are included in determining the number of shares represented for purpose of determining whether a quorum is present at a stockholders’ meeting. Because directors will be elected by a plurality of the votes cast (i.e., the six director nominees receiving the greatest number of votes will be elected) at the Annual Meeting, an abstention would have no effect on the vote concerning the election of directors and thus, is not being offered as a voting option in the election of directors. Under Delaware law, broker non-votes are not considered to be a vote cast for any proposal. However, abstentions, which are considered to be vote cast under Delaware law, will have the effect of a negative vote with respect to the Certificate Amendment, since this proposal requires the favorable vote of a majority of our company’s outstanding common shares as of the record date.

Q: What happens if I withhold my vote for an individual director?

A: Withheld votes are counted as “NO” votes for the individual director. If you wish to withhold authority to vote for all nominees, check the box marked “WITHHOLD AUTHORITY.” If you wish your shares to be voted for some nominees, and not voted for others, then indicate the name(s) of the nominee(s) for whom you are withholding authority to vote by writing the name(s) of such nominee(s) in the space provided in the proxy.

Q: What are the voting choices for the Certificate Amendment?

A: The voting choices for the Certificate Amendment are “FOR”, “AGAINST” or “ABSTAIN”.

Q: Can I vote on other matters?

A: Our Amended and Restated Bylaws limit the matters presented at an annual meeting to those in a notice of annual meeting and those otherwise properly presented at an annual meeting. For nominations of persons for election to the Board of Directors and other business matters, in each instance, other than those persons listed or matters included in a notice of annual meeting, to be properly presented at an annual meeting, our Amended and Restated Bylaws require that both of the following conditions be satisfied: (a) the alternative director nominees or other matter(s) must be a proper subject for stockholder action under the Delaware General Corporation Law; and (b) the stockholder must have given timely written notice of the alternative director nominees or other matters to be brought before an annual meeting. To be timely, a stockholder’s notice must have been delivered to our Corporate Secretary not less than sixty (60) days nor more than ninety (90) days prior to the first anniversary of our prior year’s annual meeting. Since none of our stockholders provided notice for any alternative director nominees or any other business matters during the period of February 19, 2003 to March 21, 2003 (which is the 60-90 day period prior to the first anniversary (i.e., May 22, 2002) of last year’s annual meeting), no director nominees or other business matters, other than those included in the Notice of Annual Meeting, may properly come before the Annual Meeting.

Q: Who will count the vote?

A: Representatives of EquiServe Trust Company, N.A., our transfer agent, will tabulate the votes.

Q: When are 2004 stockholder proposals or other 2004 stockholder business matters due?

A: To be considered for presentation at our 2004 annual meeting of stockholders, inclusion in the proxy statement and on the proxy card, a stockholder proposal must be received at our offices no later than January 22, 2004. For stockholder proposals or other business matters that may be raised at the 2004 annual meeting of stockholders, but not included in the proxy statement or on the proxy card that are submitted outside the proposal process identified in the preceding sentence, if we do not receive notice of any such matter that a stockholder wishes to raise at the 2004 annual stockholders’ meeting during the thirty day period of February 19, 2004 through March 21, 2004, then no business matters, other than those included in the notice of annual meeting for the 2004 annual stockholders’ meeting, may properly come before the 2004 annual stockholders’ meeting. All proposals and notifications for the 2004 annual stockholders’ meeting should be addressed in writing to the attention of the Corporate Secretary, Edgewater Technology, Inc., 20 Harvard Mill Square, Wakefield, Massachusetts 01880 and should satisfy the particular requirements of our Amended and Restated Bylaws.

ITEM 1—ELECTION OF DIRECTORS

Our Board of Directors (which is sometimes referred to in this Proxy Statement as the “Board”) currently consists of six persons each of whose term expires at the Annual Meeting. Each of our directors began serving their current term at last year’s annual meeting on May 22, 2002. Mr. Charles Sanders, who began his directorship with our company in October 1996, will serve his current director term through and until the Annual Meeting. Mr. Wayne Wilson, although not currently a director, is a nominee for election to the Board. Consequently, you and the other stockholders will elect six individuals to serve as directors until the 2004 annual meeting of stockholders or until their successors are duly elected and qualified.

The individuals named as proxies will vote the enclosed proxy for the election of all nominees, unless you direct them to withhold your votes. If any nominee becomes unable to serve as a director before the Annual Meeting (or decides not to serve), the individuals named as proxies may vote for a substitute or we may reduce the number of members of the Board. WE RECOMMEND A VOTE “FOR” EACH OF THE FOLLOWING NOMINEES.

Below are the names and ages of the director nominees, the year they became directors, their principal occupations or employment for at least the past five years and certain of their other directorships.

Nominees for Election

Name	Age	Experience
Shirley Singleton	51

Ms. Singleton co-founded Edgewater Technology (Delaware), Inc. (“Edgewater Delaware”), in 1992 and currently serves as President and Chief Executive Officer of our company. Edgewater Delaware is now a wholly-owned subsidiary of our company. Prior to co-founding Edgewater Delaware, Ms. Singleton was Vice President and General Manager of the Northeast region of Logica North America. Ms. Singleton has served as a director of our company since June 2001.

William J. Lynch	60

Mr. Lynch currently serves as our Non-Executive Chairman. Mr. Lynch is a venture partner of Catterton Partners, LLC, a private equity firm. From March 1996 to December 2000, Mr. Lynch served as a Managing Director of Capstone Partners, LLC, a venture capital firm. Prior to that time, Mr. Lynch was a partner of the law firm of Morgan, Lewis & Bockius LLP. Mr. Lynch also serves as a director of NYFIX, Inc., a publicly traded company, as well as serving on various private company boards. Mr. Lynch has served as a director of our company since October 1996.

Clete T. Brewer	37

Mr. Brewer co-founded our company in March 1996 and served until September 1999 as our President and Chief Executive Officer. In September 1999, Mr. Brewer became our Chairman and retained his position as our Chief Executive Officer until January 8, 2002 and our company’s Non-Executive Chairman until May 22, 2002. Mr. Brewer serves on various private company boards. Mr. Brewer has served as a director of our company since March 1996.

Michael R. Loeb	47

Since 1991, Mr. Loeb has been President of the Synapse Group, Inc., a wholly-owned subsidiary of AOL/Time Warner and its Chief Executive Officer since December 1997. Mr. Loeb has also been a director of the Synapse Group, Inc. since March 1993. Prior to co-founding the Synapse Group, Inc. and becoming its President in 1991, Mr. Loeb had an eight year career at AOL/Time Warner, where he held a number of positions including Consumer Marketing Director for Sports Illustrated and Vice President of Consumer Marketing of Entertainment Weekly. At Time, he also helped introduce SI for Kids. Mr. Loeb was also responsible for starting the direct response division of Deutsch Agency immediately prior to co-founding the Synapse Group, Inc. Mr. Loeb has served as a director of our company since April 2000.

Bob L. Martin	54

From 1993 to 1999, Mr. Martin was President and Chief Executive Officer of Wal-Mart International, the international division of Wal-Mart Stores, Inc. Prior to his position as President and Chief Executive Officer of Wal-Mart International, Mr. Martin served nine years as the Chief Information Officer of Wal-Mart Stores, Inc. Mr. Martin is also a director for Students in Free Enterprise, Sabre Group Holdings, Inc., a publicly traded company, The Gap, Inc., a publicly traded company and Santa Clara University. Mr. Martin is a member of the Council of the Americas and serves on the Executive Advisory Board of the University of Arkansas. Mr. Martin has served as a director of our company since September 1999.

Wayne Wilson	54

Mr. Wilson is a certified public accountant and independent business advisor. From January 1998 to September 2002, Mr. Wilson was President and Chief Operating Officer of PC Connection, Inc., a publicly traded direct marketer of information technology products and services, having previously served as its Senior Vice President of Finance and Chief Financial Officer and then Chief Operating Officer from August 1995 until January 1998. From 1986 until 1995, Mr. Wilson was a partner in the assurance and advisory services practice of Deloitte & Touche LLP. Mr. Wilson as a first time nominee has not yet served as a director of our company.

Other Named Executive Officers

Provided below are the names, ages and principal occupation or employment for at least the last five years for certain persons that are currently executive officers, but are not directors of our company.

Name	Age	Experience
David Clancey	47

Senior Vice President—Chief Technology Officer of our company since June 6, 2001. Mr. Clancey co-founded Edgewater Delaware in 1992 with Ms. Singleton and has been Edgewater Delaware’s Senior Vice President—Chief Technology Officer since 1992. Prior to co-founding Edgewater Delaware, Mr. Clancey was a Systems Architect and Chief Technology Officer at Logica Data North America.

Dave Gallo	41

Chief Operating Officer of our company since June 6, 2001. Mr. Gallo joined Edgewater Delaware at its inception in 1992 and was its General Manager until he became its Chief Operating Officer in March 2000. Prior to joining Edgewater Delaware, Mr. Gallo was a Systems Manager at Mellon Bank in Boston, Massachusetts.

Kevin R. Rhodes	34

Chief Financial Officer of our company since January 8, 2002. Mr. Rhodes joined Edgewater Delaware as Vice President—Finance in April 2001. Mr. Rhodes is also Edgewater Delaware Treasurer and Corporate Secretary. Prior to joining Edgewater Delaware, Mr. Rhodes was Vice President—Finance at Eliassen Group, Inc. in Wakefield, Massachusetts from 1997 to March 2001. From 1992 to 1996, Mr. Rhodes was a Regional Controller at Waste Management, Inc. in Wakefield, Massachusetts. Mr. Rhodes is a certified public accountant. Mr. Rhodes holds a B.S. in Accounting from Merrimack College and he received his Masters of Business Administration, Summa Cum Laude, from Babson College.

Gordon Y. Allison	43

Executive Vice President—General Counsel of our company since June 1997. Mr. Allison joined our company as Executive Vice President—General Counsel in June 1997. Prior to joining our company, Mr. Allison served as the Vice President—General Counsel of Pace Industries, Inc. from February 1995 to June 1997. Beginning in May 1992, Mr. Allison practiced law at the firm of Giroir, Gregory, Holmes & Hoover LLC in Little Rock, Arkansas and was a partner from January 1994 until his employment began with Pace Industries, Inc. From 1990 to 1992, Mr. Allison was a special counsel in the Division of Corporation Finance at the SEC in Washington, D.C. and from 1988 to 1990 he was a staff attorney in the Division of Corporation Finance of the SEC. Mr. Allison is a certified public accountant and practiced accounting for two years prior to attending law and graduate business school. Mr. Allison received his Masters of Laws in Securities Regulation and Taxation from the Georgetown University Law School. Prior to attending the Georgetown University Law School, Mr. Allison received his Juris Doctor from the University of Arkansas School of Law and his Masters of Business Administration from the University of Arkansas School of Business.

Committees and Meetings

We have three standing Board Committees.

The Audit Committee

•	Reviews with the independent accountants, the accountants’ annual report and scope of the next year’s audit;
•	Nominates the independent accountants to the Board of Directors;
•	Reviews any consulting services provided by the independent accountants and evaluates the effect these services may have on the accountants’ independence;
•	Reviews with the independent accountants the adequacy of internal accounting and control systems; and
•	Reviews with management and the independent accountants the accounting and financial reporting requirements and practices.

The members are Charles A. Sanders (Chairman), William J. Lynch and Bob L. Martin.

At the Annual Meeting, Mr. Sanders’ term as a director and his Chairmanship of the Audit Committee will expire. If Mr. Wilson is elected as a director at the Annual Meeting, then it is currently anticipated that Mr. Wilson will be appointed by the Board as the Chairman of the Audit Committee on May 22, 2003, at the Annual Board of Directors Meeting, which follows the Annual Meeting. We believe that Mr. Wilson satisfies the criteria to be classified as an “Audit Committee Financial Expert” under the SEC’s new rule in Item 401(h) of Regulation S-K.

The Compensation Committee

•	Reviews annually and recommends to the Board of Directors the Chief Executive Officer’s total compensation;
•	Reviews compensation and recommends changes for executive officers of our company and its subsidiaries; and
•	Administers the stock incentive plans, the executive officer incentive bonus plan and other executive compensatory matters.

The members are Bob L. Martin (Chairman), William J. Lynch and Michael R. Loeb.

The Nominating Committee

•	Recommends the size of the Board;
•	Recommends nominees for election to serve as directors; and
•	Recommends Board Committee membership.

The members are Michael R. Loeb (Chairman), Charles A. Sanders and William J. Lynch.

Any stockholder wishing to propose a nominee to the Board should submit a recommendation in writing to our company’s Corporate Secretary, Kevin R. Rhodes, indicating the nominee’s qualifications and other relevant biographical information and providing confirmation of the nominee’s consent to serve as a director.

Board and Board Committee Meetings in 2002

During fiscal 2002, our Board and various Board Committees held the following number of meetings and acted by written consent: Board of Directors, five (three of which were regular meetings, one annual meeting and one of which was a special meeting) and two actions by written consent; Audit Committee, five meetings and no action by written consent; Compensation Committee, two meetings and two actions by written consent; Nominating Committee, one meeting and no action by written consent. No director attended fewer than 75% of the aggregate Board meetings and Board Committee meetings on which that director served.

STOCK OWNERSHIP

Beneficial Ownership of Certain Stockholders, Directors and Executive Officers

The following table provides information as of March 31, 2003 about the beneficial ownership of our company’s common stock by: (1) the persons known to us to be beneficial owners of more than 5% of our company’s outstanding common stock; (2) our Directors; (3) each Named Executive Officer; and (4) our directors and executive officers as a group. To the best of our knowledge, each such person has sole voting and investment power over the shares shown in this table, except as otherwise indicated.

	Beneficial Ownership
Name and Address of Principal Stockholders	Number of Shares	Percent of Total (1)
GAMCO Investors, Inc., et. al. (2)	1,875,652	16.33%
One Corporate Center
Rye, New York 10580-1435
Fuller & Thaler Asset Management, Inc. (3)	1,825,087	15.89%
411 Borel Avenue, Suite 402
San Mateo, California 94402
Bricoleur Capital Management, LLC (4)	1,329,656	11.58%
12230 El Camino Reul, Suite 100
San Diego, CA 92130
Dimensional Fund Advisors Inc. (5)	1,008,868	8.78%
1299 Ocean Avenue, 11th Floor
Santa Monica, California 90401
Enterprise Group of Funds Small Company Value Fund, et. al. (6)	600,000	5.22%

Name of Directors and Executive Officers(7)
Clete T. Brewer (8)	690,872	6.02%
Shirley Singleton (9)	460,880	3.86%
David Clancey (10)	459,880	3.85%
David Gallo (11)	231,462	1.98%
William J. Lynch (12)	64,756	*
Charles A. Sanders (13)	49,220	*
Michael R. Loeb (14)	46,715	*
Bob L. Martin (15)	45,000	*
Gordon Y. Allison (16)	45,000	*
Kevin Rhodes (17)	9,285	*
All Directors and Executive Officers as a group.	2,103,070	16.36%

* Less than 1%.

(1) The percentages shown with respect to any identified individual or group, other than the entities listed under Principal Stockholders, are calculated by dividing: (i) the sum of (a) the number of shares of common stock actually owned as of December 31, 2003 plus (b) the number of shares of common stock that may be acquired through the exercise of stock options within 60 days thereof (“Currently Exercisable Options”) by (ii) the sum of 11,485,074 shares of common stock outstanding December 31, 2003 plus the amount referenced in clause (i)(b). As of December 31, 2003, there were 2,483 record holders of our company’s common stock.

(2) These securities are owned by various institutional investors, which include Gabelli Funds, LLC, GAMCO Investors, Inc., Gabelli Associates Limited, Gabelli Associates Fund, Gabelli International Limited and MJG Associates, Inc. (collectively “Gabelli”). Each of these entities hold certain of the shares for investment for one or more accounts over which it has shared, sole or both investment and/or voting power for its own account, or both. Information set forth above and in this note (3) is based on Gabelli’s Schedule 13D/Amendment No. 9 filing on January 3, 2003 with the SEC (reflecting beneficial ownership information concerning our company’s common stock as of December 31, 2002).

(3) These securities are owned by Fuller & Thaler Asset Management, Inc. (“FTAM”) and Russell J. Fuller, President of FTAM. FTAM is a registered investment advisor. FTAM and Mr. Fuller have the power to direct investments and/or the sole power to vote the securities. Information above and in this note (5) is based upon FTAM’s and Mr. Fuller’s 13G/Amendment No. 2 filing with the SEC on February 13, 2003 (reflecting beneficial ownership information concerning our company’s common stock as of December 31, 2002).

(4) These securities are owned by various investment companies to which Bricoleur Capital Management, LLC (“Bricoleur”) serves as an investment advisor, and which investment companies through boards of trustees have the power to direct investments and/or sole power to vote the securities. For purposes of the Exchange Act, Bricoleur is deemed to be a beneficial owner of such securities, however, Bricoleur expressly disclaims the fact that it is, in fact, the beneficial owner of such securities. Information above and in this note 4 is based upon Bricoleur’s Schedule 13 G Amendment No. 1 filing with the SEC on February 13, 2003 (reflecting its beneficial ownership information concerning our company as of December 31, 2002).

(5) These securities are owned by investment companies, trusts and accounts, to which Dimensional Fund Advisors Inc. (“Dimensional”) serves as investment advisor and manager with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), Dimensional is deemed to be a beneficial owner of such securities; however, Dimensional expressly disclaims the fact that it is, in fact, the beneficial owner of such securities. Information set forth above and in this note (2) is based upon Dimensional’s Schedule 13G/Amendment No. 2 filing with the SEC on February 13, 2003 (reflecting its beneficial ownership information concerning our company’s common stock as of December 31, 2002).

(6) These securities are owned by Enterprise Group of Funds Small Company Value Fund and Enterprise Accumulation Trust Small Company Value Portfolio (collectively, “Enterprise”). Each of these entities hold certain of the shares for investment for one or more accounts over which it has shared, sole or both investment and/or voting power for it’s own account, or both. Information set forth above and in this note (6) is based on Enterprise’s Schedule 13G filing with the SEC on February 14, 2003 (reflecting its beneficial ownership information concerning company as of December 31, 2002).

(7) The address of each of the directors and executive officers listed above is c/o Edgewater Technology, Inc., 20 Harvard Mill Square, Wakefield, Massachusetts 01880.

(8) Includes 5,252 shares held by Mr. Brewer’s spouse, as to which Mr. Brewer disclaims beneficial ownership, and 31,000 shares subject to Currently Exercisable Options.

(9) Includes 449,799 shares subject to Currently Exercisable Options.

(10) Includes 449,799 shares subject to Currently Exercisable Options.

(11) Includes 226,610 shares subject to Currently Exercisable Options.

(12) Includes 1,011 shares held by a trust for which Mr. Lynch is trustee, to which Mr. Lynch disclaims beneficial ownership and 34,000 shares subject to Currently Exercisable Options.

(13) Includes 39,000 shares subject to Currently Exercisable Options.

(14) Includes 45,000 shares subject to Currently Exercisable Options.

(15) Consists of 45,000 shares subject to Currently Exercisable Options.

(16) Consists of 45,000 shares subject to Currently Exercisable Options.

(17) Includes 3,667 shares subject to Currently Exercisable Options.

Section 16(a) Beneficial Ownership Reporting Compliance

Under the U.S. securities laws, directors, executive officers and persons holding more than 10% of Edgewater Technology, Inc.’s common stock must report their initial ownership of the common stock and any changes in that ownership to the SEC. The SEC has designated specific due dates for these reports and we must identify in this Proxy Statement those persons who did not file these reports when due. Based solely on our review of copies of the reports filed with the SEC and written representations of its directors and executive officers, we believe all persons subject to reporting filed the required reports on time in 2002.

COMPENSATION OF OUTSIDE DIRECTORS AND THE NAMED EXECUTIVE OFFICERS

This section describes the compensation paid or payable to, the directors, the Chief Executive Officer and the other Named Executive Officers in 2002.

Compensation of Outside Directors

Annual Compensation. Each outside director, that is a director who is not one of our employees, receives a $4,000 fee for each regular Board meeting, the annual Board meeting and certain special Board meetings that the director attends in person or by telephone. Our outside Board and Board Committee fees were reduced from $6,000 to $4,000 and $2,500 to $1,500, respectively, on May 22, 2002. Each outside director receives a $1,500 fee for each Board Committee meeting that the director attends in person or by telephone.

Our outside directors may defer receipt of their Board and Board Committee fees. Mr. Martin has deferred receipt of all of his Board and Board Committee fees earned during 2002. For 2002, our outside directors in the aggregate, earned fees (both for Board and Board Committee meetings) totaling $118,912, of which amount, $92,412 was paid in cash to our outside directors and $26,500 of such fees were deferred. We also reimbursed the outside directors for their reasonable out-of-pocket expenses in attending Board and Board Committee meetings.

Stock Options. Under the Edgewater Technology, Inc. Amended and Restated 2000 Stock Option Plan (the “2000 Plan”), each outside director receives a nonqualified stock option to purchase 20,000 shares of our common stock upon that person’s initial election as a director. Following initial election and on the date of each annual stockholders’ meeting thereafter, each outside director that is reelected receives an additional nonqualified stock option to purchase 10,000 shares of our common stock. Each Board Committee Chairman receives an annual nonqualified Stock Option grant to purchase 5,000 shares following appointment as a Committee Chairman at the annual Board meeting that follows each annual meeting of stockholders.

Compensation of the Named Executive Officers

The following table summarizes the total compensation for each of the last three years paid or accrued by us for services rendered during the years indicated to our Chief Executive Officer and our four most highly compensated executive officers whose total salary and bonus exceeded $100,000 during the year-ended December 31, 2002 (the “Named Executive Officers”).

Name and Principal Position		Summary Compensation Table
		Annual Compensation			Long Term Compensation
	Year	Salary ($) (1)	Bonus ($)	Other Annual Compensation (2)	Securities Underlying Options	All Other Compensation (3)
Shirley Singleton, President and Chief Executive Officer	2002	$200,000	$—	$10,961	138,835	$—
	2001	200,000	—	8,725	12,500	—
	2000	190,162	68,320	9,575	444,265	—
David Clancey, Senior Vice President—Chief Technology Officer	2002	200,000	—	11,141	88,835	—
	2001	200,000	—	11,141	12,500	—
	2000	190,162	68,320	11,100	444,265	—
Dave Gallo, Chief Operating Officer	2002	200,000	—	5,669	40,000	—
	2001	200,000	40,992	969	6,917	—
	2000	200,000	104,808	1,108	224,300	—
Kevin R. Rhodes, Chief Financial Officer	2002	148,789	3,000	2,260	20,000	—
	2001	82,513	—	1,476	11,000	—

Gordon Y. Allison, Executive Vice President—General Counsel	2002	114,044	3,000	3,600	—	—
	2001	153,000	—	3,600	—	459,000
	2000	148,500	76,500	3,600	—	—

(1) Mr. Rhodes annual base salary was increased to $150,000 when he became our company’s Chief Financial Officer on January 8, 2002. Mr. Rhodes became an employee of Edgewater Delaware in April 2001. Effective January 1, 2002, Mr. Allison’s annual base salary was reduced to $107,100. At the time of the reduction of Mr. Allison’s salary in January 2002, Mr. Allison received payment for two weeks of vested, but unused vacation time based upon his prior 2001 annual base salary of $153,000. On January 1, 2003, Mr. Allison’s annual base salary was increased to $150,000.

(2) During 2000, 2001 and 2002, other annual compensation for the Named Executive Officers, consisted of automobile allowances, club dues, matching payments with respect to the 401(K) plan, payments of life insurance premiums relating to term life policies on certain of the Named Executive Officers which were paid for by us and medical insurance premiums under our company’s medical insurance plan that were paid by us. The maximum matching amount by us under the 401(K) plan for each participating executive officer for each year is limited to thirty percent (30%) of each participating executive officer’s annual contribution under this plan, up to six percent (6%) of such participating executive officers’ annual base salary.

(3) Under Mr. Allison’s prior employment agreement with us, as amended, Mr. Allison was entitled to a $459,000 severance payment at the time his prior employment agreement was terminated. Mr. Allison’s prior employment agreement was terminated on June 15, 2001, whereupon Mr. Allison became an at-will employee of our company through December 31, 2002, until a new one-year employment agreement between Mr. Allison and our company was executed effective January 1, 2003.

Option Grants in 2002

The following table sets forth information concerning each grant of stock options to the Named Executive Officers during 2002.

	Individual Grants
Name	Number of Securities Underlying Options Granted in 2002	Percentage of Total Options Granted to Employees in 2002	Exercise or Base Price ($/Share)(1)	Expiration Date	Grant Date Present Value ($)(2)
Shirley Singleton	13,835	1.40%	$4.40	1/11/12	$27,429
	125,000	12.61	3.72	3/21/12	262,887
David Clancey	13,835	1.40	4.40	1/11/12	27,429
	75,000	7.57	3.72	3/21/12	157,730
Dave Gallo	40,000	4.09	3.80	6/8/12	85,932
Kevin R. Rhodes	20,000	2.02	3.80	6/8/12	42,966
Gordon Y. Allison

(1) All options were granted at the market value on the date of grant based on the last sales price of our common stock on the date of grant.

(2) The grant date present value was based on the Black-Scholes Option Valuation Model, a widely recognized method of valuing options. The following underlying assumptions were used to derive the present value of these options: volatility of our common stock of 73.81%, based upon the actual daily volatility of our stock during 2002; a risk-free rate of return of 2.82%, based on the yield of five-year U.S. Treasury notes as of December 31, 2002; and exercise of the option five years after the grant date. The actual value, if any, the Named Executive Officers may realize upon exercise will depend on the excess of the stock price over the exercise price on the actual date the option is exercised; consequently, there is no assurance the value realized by the Named Executive Officers will approximate the value estimated by the Black–Scholes Option Valuation Model.

2002 Year-End Option Values

The following table sets forth information concerning the value of options exercised during 2002 and the value of unexercised options as of December 31, 2002 by the Named Executive Officers.

	Stock Option Exercises and Year End Values
Name	Shares Acquired on Exercise	Value Realized (1)	Number Of Securities Underlying Unexercised Options held at December 31, 2002		Value of In-the-Money Options at December 31, 2002(2)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Shirley Singleton	—	—	316,519	266,581	$1,771	$127,656
David Clancey	—	—	316,519	216,581	1,771	77,656
Dave Gallo	—	—	151,840	119,377	738	38,296
Kevin R. Rhodes	—	—	3,667	27,333	2,640	23,680
Gordon Y. Allison	—	—	45,000

(1) Calculated using the difference between: (a) the closing sales price of our common stock on the date of exercise; and (b) the exercise price.

(2) Options are “in-the-money” if the closing market price of our common stock exceeds the exercise price of the options. The value of the unexercised options represents the difference between the closing market price of our common stock on December 31, 2002, $4.72 and the exercise price of such options multiplied by the number of shares underlying these in the money options.

Employment Agreements during 2002

Ms. Singleton and Mr. Clancey entered into three year employment agreements with Edgewater Delaware on April 14, 2000, while Mr. Gallo entered into an employment agreement for thirty two months with Edgewater Delaware on July 31, 2000, with Mr. Rhodes entering into an employment agreement for seven and one-half months with our company on July 19, 2002 (collectively the “Employment Agreement(s)”). Each of the Employment Agreements expired on March 1, 2003, although our company is currently in negotiations with the four Named Executive Officers referenced above regarding new executive employment agreements, that would include similar terms, provisions and conditions and that would extend for a three year period from the execution date of the new executive employment agreements. The Employment Agreements provided for an annual base salary, a bonus to be determined annually based on incentives and performance targets with respect to our company. Annual bonuses, if payable, under the Employment Agreements, were paid in a combination of cash and stock options.

At the time of execution of the Employment Agreements and in accordance with the Employment Agreements, each of Ms. Singleton, Mr. Clancey and Mr. Gallo received a stock option grant for our company is common stock on August 31, 2000. On August 31, 2000, with respect to this conversion, each of Ms. Singleton and Mr. Clancey received a stock option grant for 444,265 shares of our common stock at an exercise price of $6.25 per share, exercisable as follows: (1) 20% on August 31, 2000; (2) 40% on February 27, 2001; (3) 70% on February 27, 2002; and (4) 100% on February 27, 2003. With respect to Mr. Gallo, he was granted a stock option for 225,000 shares, at a exercise price of $6.02 per share that vests as follows: 33 1/3% on February 27, 2001; 66 2/3% on February 27, 2002; and 100% on February 27, 2003. Mr. Rhodes did not receive a stock option grant under and pursuant to his Employment Agreement at the time of execution.

The Employment Agreements contained a covenant not to compete with us during the term of the Employment Agreements and for the two-year period immediately following termination with us, with certain exceptions described below. If either Ms. Singleton, Mr. Clancey, Mr. Gallo or Mr. Rhodes were terminated without cause or either Ms. Singleton, Mr. Clancey or Mr. Rhodes terminated their respective Employment Agreement for Good Reason (assignment of any duties inconsistent with his or her position, authority, duties, responsibilities, or location) in the absence of a change of control involving us, then either the respective Employment Agreement required us to pay to the affected officer as amount equal to the lesser of: (1) his or her base salary, as applicable, over the remaining term of the respective Employment Agreement; or (2) his or her base salary, as applicable, for a two-year period. In this circumstance, Ms. Singleton, Mr. Clancey, Mr. Gallo and Mr. Rhodes would have been obligated to comply with a one-year non-compete covenant involving our business, employees and customers.

If Ms. Singleton, Mr. Clancey or Mr. Rhodes were terminated without cause or if either officer terminated for Good Reason during the term of the relevant Employment Agreement after a change of control, then as to the affected officer, each Employment Agreement required a payment in a lump sum equal to the sum of: (a) the annual base salary for the affected officer then in effect under the respective Employment Agreement plus (b) the bonus for the affected officer for the immediately preceding year in effect under the respective Employment Agreement. In this circumstance, Ms. Singleton’s, Mr. Clancey’s or Mr. Rhodes’ non-compete applied for one year if they terminated employment and would not have applied at all if we terminated employment. Mr. Gallo did not have a Change of Control severance type provision in his Employment Agreement.

Mr. Allison entered into a one-year employment agreement with our company on January 1, 2003, which may be renewed upon the mutual written agreement of Mr. Allison and our company for six month periods beginning on December 31, 2003, which is the expiration date of the initial one year term (the “Allison Agreement”). The Allison Agreement provides for an annual base salary and bonuses, if any, in the sole discretion of our company’s Compensation Committee. Mr. Allison did not receive a stock option grant under or pursuant to the Allison Agreement. If the Allison Agreement is terminated without cause, the Allison Agreement requires us to pay Mr. Allison’s base salary over the remaining term of the Allison Agreement. Mr. Allison does not have a Change of Control or Good Reason severance type provision in the Allison Agreement. Mr. Allison’s non-compete shall apply for one year if we terminate Mr. Allison’s employment without cause. During the 2002 fiscal year, Mr. Allison was an “at will” employee of our company.

Equity Compensation Plans

The Edgewater Technology, Inc. Amended and Restated 1996 Stock Option Plan (the “1996 Plan”) allows for grants of stock options covering up to fifteen percent (15%) of our company’s outstanding common stock. The 1996 Plan allows for the grants of incentive stock options and non-qualified stock options. All employees and officers of our company and its subsidiaries, but none of our outside directors are eligible for the grant of stock options under the 1996 Plan. The 1996 Plan was approved by our company’s stockholders on May 8, 1998.

The 2000 Plan allows for grants of non-qualified stock options for up to four million (4,000,000) shares of our company’s common stock. All employees, officers and directors, including outside directors are eligible for grants of stock options under the 2000 plan. All grants of stock options to outside directors under the 2000 plan are pursuant to formula grants. Since the 2000 plan is a “Broad Based Plan” under current NASDAQ Marketplace rules, as initially adopted, and as amended and restated, stockholder approval was and is not required with respect to the 2000 Plan.

The Edgewater Technology, Inc. 1999 Employee Stock Purchase Plan (the “1999 ESPP Plan”) allows for employee stock purchases of our company’s common stock at the lower of 85% of our company’s common stock as of the first or last trading day of each quarter. The 1999 ESPP Plan authorizes purchases for up to 700,000 shares of our common stock by our employees and continues in effect until October 1, 2009, unless earlier terminated. The 1999 ESPP Plan was approved by our company’s stockholders on May 22, 2000.

The following table sets forth certain information as of December 31, 2002, for all of our company’s equity compensation plans, which consist of the 1996 Plan, the 2000 Plan and the 1999 ESPP Plan.

Equity Compensation Plan Information

	(A)	(B)	(C)
Plan Category	Number of Shares to be Issued upon Exercise of Outstanding Stock Options	Weighted- Average Exercise Price of Outstanding Stock Options	Number of Shares Remaining Available for Issuance under Equity Compensation Plans (Excluding Shares Reflected in Column (A))
Equity Compensation Plans Approved by Stockholders:
the 1996 Plan (1)	1,536,339	$7.52	186,422
the 1999 ESPP Plan (2)			389,637

Equity Compensation Plans Not Approved by Stockholders:
the 2000 Plan (3)	2,292,171	$5.14	1,707,829

Total	3,828,510		2,283,888

(1) Grants for shares of our common stock under the 1996 Plan are limited to 15% of our company’s outstanding common stock. The only grants outstanding under the 1996 Plan are non-qualified stock option grants, with total qualified stock option grants under the 1996 Plan being limited to 650,000 shares of our company’s common stock. No grants of qualified stock options have ever been issued under the 1996 Plan. As of December 31,2002, our company had 11, 485,074 shares of outstanding common stock.

(2) The 1999 ESPP Plan provides for purchases by our employees of up to 700,000 shares of our company’s common stock. As of December 31, 2002, 310,363 shares of our common stock had been purchased under the 1999 ESPP Plan.

(3) The 2000 Plan provides for grants of nonqualified stock options of our company’s common stock. The 2000 Plan is limited to grants covering up to 4 million shares of our company’s common stock.

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

Compensation Committee Membership and Interlocks

Our Compensation Committee is primarily responsible for determining the executive officer compensation levels of our company. Our Compensation Committee is composed entirely of independent outside directors. No member of the Compensation Committee is or has ever been one of our officers or employees. Mr. Loeb is the President and Chief Executive Officer of Synapse Group, Inc. (“Synapse”). Synapse is our company’s largest customer. During 2002, our company had revenues of approximately $12.3 million from Synapse for Solutions services. See “Certain Transactions” later in this Proxy Statement. Except as described in the preceding sentence, no interlocking relationship exists between the members of the Compensation Committee and the board of directors or compensation committee of any other company.

Executive Compensation Components and Goals

Executive officer compensation consists of a combination of salary, bonus and stock option awards. Each Named Executive Officer, other than Mr. Rhodes and Mr. Allison, is a party an Employment Agreement that was negotiated at arms-length. The Employment Agreements are described under the section entitled “Compensation of Outside Directors and the Named Executive Officers—Employment Agreements.” Our executive compensation strategy generally is for executives to receive a salary at or somewhat below industry averages, while being eligible for bonuses and stock option grants based on company or individual performance. We believe that lower or competitive base salary levels in combination with performance based bonuses provide our executives the potential to earn in excess of competitive industry total executive compensation if subjective and/or objective performance goals for our company are achieved.

We also intend to continue to grant to our executives and other key employees stock options at the current market value of our stock. The options have no monetary value to the executives unless the market price of our common stock increases above the exercise price. We anticipate that future option grants will be based on a subjective analysis of various performance criteria, primarily earnings per share and operating profits, although future grants may not directly be tied to any one factor. Options will be granted at an exercise price equal to the closing sales price of our common stock, as reported on NASDAQ, on the date of grant, unless otherwise specified. Future cash bonus payments will be made in accordance with an incentive bonus plan that we adopt at the beginning of each year based on criteria such as revenue growth, net income, return on equity, return on assets, revenue diversification mix, divisional operating income performance, earnings per share and/or discretionary matters. We believe the mix of base salary, bonuses and stock option grants links executive compensation to our company’s operational performance.

In summary, the goals of our executive compensation program are:

•	To compensate executive employees in a manner that aligns the employee’s interests with the interests of our stockholders;
•	To encourage continuation of our company’s entrepreneurial spirit;
•	To reward executives for successful long-term strategic management;
•	To recognize outstanding performance; and
•	To attract and retain highly qualified and motivated executives.

Policy on Deductibility of Compensation

Section 162(m) of the Internal Revenue Code limits the tax deduction to $1 million for the compensation paid to the Chief Executive Officer and the other Named Executive Officers, unless certain requirements are met. One of the requirements is that compensation over $1 million must be based upon the attainment of performance goals and in some instances approved by stockholders. The 1996 Plan was approved by our stockholders at our May 8, 1998 annual stockholders’ meeting and was designed to meet the requirements of Section 162(m) with respect to stock option awards. The 2000 Plan has not been approved by our company’s stockholders, such that any compensation related to stock option grants to executive officers or directors that exceeds $1 million would not be deductible under Section 162(m) of the Internal Revenue Code. The performance-based targets for the 2002 Bonus Plan (as defined below) were established on February 27, 2002, when the performance relative to these annual targets remained substantially uncertain within the meaning of Section 162(m) of the Internal Revenue Code.

2002 Executive Compensation

The current Named Executive Officers, other than Mr. Allison, received their annual salary in accordance with their respective Employment Agreement. Mr. Allison received his salary during 2002 as an “at-will” employee. During 2002, our incentive cash bonus plan (the “2002 Bonus Plan”) for certain of the Named Executive Officers was tied to “performance targets.” In 2002, the performance-based targets for the 2002 Bonus Plan included annual revenue, sales and gross profit. During 2002, we also reserved discretionary authority to pay bonuses, even if the performance targets were not satisfied as part of the 2002 Bonus Plan. When we selected the performance-based targets, we also established an objective formula for calculating the maximum bonus payable certain of the Named Executive Officers. Under the 2002 Bonus Plan, the 2002 maximum bonus could not exceed one hundred percent (100%) of Ms. Singleton’s and Mr. Clancey’s, then current year-end annual base salaries and 60% and 50%, respectively of Mr. Gallo and Mr. Rhodes then current year-end annual base salaries. Bonuses, if any, for Mr. Allison were not tied to an annual base salary percentage.

We also had discretion under the 2002 Bonus Plan in determining whether any or all of the maximum permissible bonus would actually be paid, or whether payment or vesting of any bonus would be deferred. We were also authorized under the 2002 Bonus Plan to exercise “negative discretion” by establishing additional conditions and terms of payment of bonuses, including the achievement of other financial, strategic, individual goals or discretionary matters, which could be objective or subjective. Ms. Singleton’s, Mr. Clancey’s and Mr. Gallo’s bonus eligibility was primarily related to a combination of 2002 annual revenue, new sales and EBITDA targets which were not satisfied, and for which they did not receive any bonus related thereto. Mr. Rhodes and Mr. Allison each received a $3,000 bonus under the 2002 Bonus Plan based on subjective discretionary factors.

2002 Chief Executive Officer Compensation

Compensation paid during 2002, to Shirley Singleton, our President and Chief Executive Officer during 2002, was comprised of $200,000 in base salary in accordance with her Employment Agreement. Mr. Singleton did not receive a bonus for 2002. Ms. Singleton did receive stock option grants for 138,835 common shares during 2002. This report is submitted by the members of the Compensation Committee.

The Compensation Committee:

[Names to be provided]

REPORT OF THE AUDIT COMMITTEE

General

As noted previously, the members of the Audit Committee are Charles A. Sanders, (Chairman), William J. Lynch and Bob L. Martin. Each of the members of the Audit Committee is independent as defined under NASDAQ Marketplace Rule 4350(d)(2). The Audit Committee operates under a written charter which was appended to the Proxy Statement for the 2001 annual stockholders’ meeting and has not been altered or amended since that time (the “Charter”). The Audit Committee developed the Charter in consultation with our accounting, finance and legal departments, and our independent accountants.

Management is responsible for our company’s financial reporting process including its system of internal control, and for the preparation of consolidated financial statements in accordance with generally accepted accounting principles. Our company’s independent accountants are responsible for auditing those financial statements. Our responsibility is to monitor and review these processes. It is not our duty or our responsibility to conduct auditing or accounting reviews or procedures. We are not employees of our company and we may not be, and we may not represent ourselves to be or to serve as, accountants or auditors by profession or experts in the fields of accounting or auditing. Therefore, we have relied, without independent verification, on management’s representation that the financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States of America, and on the representations of the independent accountants included in their report on our company’s financial statements.

Our oversight does not provide us with an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies, or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, our considerations and discussions with management and the independent accountants do not assure that our company’s financial statements are presented in accordance with generally accepted accounting principles, that the audit of our company’s financial statements has been carried out in accordance with generally accepted auditing standards or that our company’s independent accountants are in fact “independent.”

Fees

Audit Fees. We were billed a total of $7,500 by Arthur Andersen LLP and a total of $103,000 by Deloitte & Touche LLP, respectively, for audit services, which included work on the annual audit, quarterly reviews of financial statements and SEC related matters rendered in fiscal year 2002. Our company changed its independent accountants, from Arthur Andersen LLP to Deloitte & Touche LLP on July 1, 2002.

Financial Information Systems Design and Implementation Fees. We were not billed by Arthur Andersen LLP or Deloitte & Touche LLP for any professional fees in connection with the design, implementation or maintenance of our information systems, local area network and the like during fiscal 2002.

All Other Fees. We were billed a total of $190,000 by Arthur Andersen LLP and a total of $302,000 by Deloitte & Touche LLP, respectively, for non-audit services, which included income and payroll tax consultation, federal and state tax return preparation, federal and state tax consultation during 2002 relating to continuing operations matters and various discontinued operations matters. The Audit Committee has considered whether the non-annual audit services provided by Arthur Andersen LLP and Deloitte & Touche LLP were compatible with maintaining their independence and has determined that the nature and substance of the non-audit services, did not impair the status of either Arthur Andersen LLP or Deloitte & Touche LLP, as independent accountants, during the 2002 fiscal year.

2002 Audited Financial Statements

In connection with its function to oversee and monitor our company’s financial reporting process, the Audit Committee has reviewed and discussed with management our audited financial statements as of and for the fiscal year ended December 31, 2002. The Audit Committee also has discussed with the independent accountants for our company the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended. In addition, the Audit Committee has discussed with the independent accountants, the accountants independence from our company and its management, including the matters in the written disclosures and the letter from the independent accountants as required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as amended, and also considered whether the provision of the “All Other Fees” included above under “Fees” is compatible with maintaining their independence.

Based on the review and discussions referred to above, the Audit Committee has recommended to the Board that the year-end audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2002 for filing with the SEC.

The Audit Committee:

[Names to be provided]

CERTAIN TRANSACTIONS

We lease our former corporate headquarters at 302 E. Millsap Rd. in Fayetteville, Arkansas from Brewer Investments II, LLC. The members of the limited liability company are Jerry T. Brewer and Kay Brewer, Mr. Brewer’s spouse, who are the parents of Clete T. Brewer, one of our company’s outside directors. The total lease payments to Brewer Investments II, LLC in 2002 for this lease from January 1, 2002 through December 31, 2002, approximated $223,000.

The lease for the 302 E. Millsap Rd. premises expires in 2009 and we sublet the premises in July 2002 to a third party for the period from July 1, 2002 until June 30, 2007. Our subtenant is responsible for all real estate taxes, insurance, utilities and maintenance on the 302 E. Millsap Rd. facility during the period of this sublease. We believe that the lease payments for this facility with the related party described above are on terms that are as favorable to us as those that could have been obtained from unaffiliated third parties.

During 2002, our company had revenues of approximately $12.3 million from the Synapse Group, Inc. for IT solutions services. Mr. Loeb, who joined our Board in April 2000, is also the President and Chief Executive Officer of the Synapse Group, Inc., an AOL/Time Warner Company.

We have entered into indemnity agreements with certain officers and directors which provide, among other things, that we will indemnify such officer or director, under the circumstances and to the extent provide for therein, for expenses, damages, judgments, fines and settlements he or she may be required to pay in actions or proceedings which he or she is or may be made a party by reason of his or her position as a director, officer or other agent of our company, and otherwise to the full extent permitted under Delaware law and our company’s amended and restated bylaws.

PERFORMANCE GRAPH AND TOTAL RETURN ANALYSIS

The following charts compare the cumulative total stockholder return and total return analysis, respectively, on our common stock with the cumulative total return on the NASDAQ Composite US Index, the SP600 IT Consulting and Services Index the and the common stock of six companies in the Solutions industry for the five year period beginning on December 31, 1997 (the closing sale price of our common stock on this date was $31.625) and ending on December 31, 2002 (the last trading date for our common stock in the 2002 fiscal year) assuming a $100 investment in each and assuming the reinvestment of dividends. We did not pay any dividends during the period. Our self-selected peer group companies in the Solutions industry for 2002 did change from our self-selected Solutions industry peer group in 2001 that was used in our 2002 annual meeting proxy statement. For 2002, we removed Scient Corporation, Viant Corporation, Razorfish, Inc. and Lante Corporation from the 2001 self-selected Solutions industry peer group, since these entities ceased to exist as operating businesses in 2002. In their place, we have included Digitas, Inc., Answerthink, Inc., Tier Technologies, Inc. and DiamondCluster International, Inc. in our 2002 self-selected Solutions industry peer group. As a result, our new 2002 self-selected Solutions industry peer group consists of the following companies: Digitas, Inc.; Answerthink, Inc.; Tier Technologies, Inc; Sapient Corporation; DiamondCluster International, Inc.; and Braun Consulting, Inc.

TOTAL RETURN ANALYSIS	12/31/97	12/31/98	12/31/99	12/31/00	12/31/01	12/31/02

EDGEWATER TECHNOLOGY, INC.	$100	$70.75	$23.91	$20.55	$12.49	$14.92
SP600 IT CONSULTING & SERVICES INDEX	100	117.38	132.89	28.95	27.56	21.77
SOLUTIONS PEER GROUP	100	169.99	611.61	107.31	81.60	33.94
NASDAQ US INDEX	100	140.99	261.48	157.42	124.89	86.33

ITEM 2—APPROVAL AND ADOPTION OF THE CERTIFICATE OF AMENDMENT TO THE

CERTIFICATE OF INCORPORATION TO DECREASE THE NUMBER OF SHARES OF AUTHORIZED

COMMON STOCK AND TO DECREASE THE NUMBER OF SHARES OF AUTHORIZED PREFERRED

STOCK

Our company is currently authorized to issue 200,000,000 shares of common stock (“Common Stock”) and 10,000,000 shares of preferred stock (“Preferred Stock”). As of the record date, there are [TBD] shares of Common Stock outstanding and no shares of Preferred Stock outstanding. At the Annual Meeting, a vote will be taken to approve and adopt an amendment to the Certificate of Incorporation, as amended, to decrease the number of authorized shares of Common Stock from 200,000,000 to 48,000,000 and to decrease the number of authorized shares of Preferred Stock from 10,000,000 to 2,000,000 (the “Certificate Amendment”). Approval and adoption of the Certificate Amendment will not reduce, alter or otherwise affect any outstanding shares of Common Stock. If the stockholders approve and adopt the Certificate Amendment at the Annual Meeting, then the first paragraph of Article Four of our company’s Certificate of Incorporation, as amended, will read as follows:

“The total number of shares of all classes of stock which the Corporation shall have the authority to issue is fifty million (50,000,000) shares divided into two classes of which two million (2,000,000) shares, par value $.01 per share, shall be designated as preferred stock, and forty eight million (48,000,000) shares, par value $.01, shall be designated as common stock.”

At the May 8, 1998 Annual Stockholders’ Meeting, our company’s stockholders approved an amendment to our company’s Certificate of Incorporation, as then amended, to increase our authorized shares of Common Stock to 200,000,000 and our authorized shares of Preferred Stock to 10,000,000 (the “Prior Amendment”). At the time of Prior Amendment, our company owned four different staffing businesses and was acquiring several staffing companies each quarter, with its outstanding shares of Common Stock close to exceeding its then authorized shares of Common Stock in the Certificate of Incorporation. A number of acquisitions at and subsequent to the time of the Prior Amendment involved the issuance of shares of Common Stock as acquisition consideration in addition to, or in lieu of cash acquisition consideration, thus necessitating the need for the Prior Amendment.

In the second half of 1999, our company began a strategic alternatives process that was completed during 2001, where all of our company’s non-Solutions (staffing) businesses were sold, with the sole remaining operating business unit of our company being our custom software integration Solutions business. Even though our company may pursue strategic business acquisitions from time to time in the future, the Board does not believe that 210,000,000 shares of authorized capital stock is necessary for our company.

If the Certificate Amendment is approved by our company’s stockholders at the Annual Meeting and if the Certificate Amendment is filed with the Secretary of State of the State of Delaware (the “Delaware Secretary”) on June 1, 2003, then our company would save approximately $43,500 in Delaware Franchise Taxes (“Delaware Taxes”) for 2003 year, as compared to the amount of Delaware Taxes paid in 2002, which did not include the Certificate Amendment. Assuming approval and adoption of the Certificate Amendment by our company’s stockholders at the Annual Meeting and the subsequent filing of such amendment with the Delaware Secretary in 2003, the annual savings of Delaware Taxes would be approximately $75,000 beginning in 2004, as compared to Delaware Taxes for 2003, if the Certificate Amendment is not approved at the Annual Meeting.

WE DECLARE THE ADVISABILITY OF THE CERTIFICATE AMENDMENT TO OUR STOCKHOLDERS AND RECOMMEND A VOTE “FOR” THE CERTIFICATE AMENDMENT TO DECREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK AND TO DECREASE THE NUMBER OF AUTHORIZED SHARES OF PREFERRED STOCK.

ITEM 3—OTHER MATTERS

The Board is not aware of any other matter to be presented for action at the Annual Meeting. If any other matter requiring a vote of stockholders should arise, then the proxies (or their substitutes) will vote in accordance with their best judgment.

ADDITIONAL INFORMATION

Independent Public Accountants

Arthur Andersen LLP was our independent public accounting firm until June 28, 2002, which is a position that firm held from our initial public offering until the engagement of Deloitte & Touche LLP. We changed our independent accountants from Arthur Anderson LLP to Deloitte & Touche LLP on July 1, 2002. We expect representatives of Deloitte & Touche LLP to be present at the Annual Meeting. We will provide this accounting firm the opportunity to make a statement, if they so desire, and to respond to appropriate questions.

Annual Report

Our 2002 Annual Report to Stockholders accompanies this Proxy Statement. Our Annual Report on Form 10-K for the year ended December 31, 2002 was filed with the SEC on March [TBD], 2003. A copy of our 2002 Form 10-K, including any financial statements and schedules and a list describing any exhibits not included in the 2002 Form 10-K may be obtained without charge by any stockholder. Written requests for copies of the report should be directed to Kevin R. Rhodes, Chief Financial Officer and Corporate Secretary, Edgewater Technology, Inc., 20 Harvard Mill Square, Wakefield, Massachusetts 01880.

Information Not Incorporated

The SEC’s rules allow the information in this Proxy Statement to be incorporated by reference to and form a part of our 2002 Form 10-K. The information incorporated by reference is deemed to be part of our 2002 Form 10-K, with two exceptions. The SEC’s rules do not require the Compensation Committee Report and the Audit Committee Report to be incorporated in any filing made under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended. The Compensation Committee Report and the Audit Committee Report shall not be deemed to be filed under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, unless we specifically incorporate these reports by reference in some other filed document.

YOUR VOTE IS IMPORTANT

PLEASE SIGN, DATE AND RETURN YOUR PROXY CARD

IN THE ENVELOPE PROVIDED OR VOTE BY TELEPHONE

OR VOTE THROUGH THE INTERNET AS SOON AS POSSIBLE

EDGEWATER TECHNOLOGY, INC.

PROXY	PROXY

20 HARVARD MILL SQUARE

WAKEFIELD, MASSACHUSETTS 01880

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

FOR THE ANNUAL MEETING OF STOCKHOLDERS, MAY 22, 2003

KNOW ALL MEN BY THESE PRESENTS that I, the undersigned stockholder of Edgewater Technology, Inc., a Delaware corporation (the “Company”), do hereby nominate, constitute, and appoint Shirley Singleton, Kevin Rhodes and Gordon Y. Allison, or any one or more of them, my true and lawful attorney(s) with full power of substitution for me in my name, place and stead, to vote all of the Common Stock, par value $.01 per share, of the Company, standing in my name on its books on March 31, 2002 at the Annual Meeting of its Stockholders to be held on May 22, 2003 at the Boston Marriott Long Wharf, 296 State Street, Boston, Massachusetts 02109, at 10:00 a.m., eastern standard time, and at any and all adjournments thereof.

ALL SHARES WILL BE VOTED AS DIRECTED HEREIN AND, UNLESS OTHERWISE DIRECTED, WILL BE VOTED “FOR” THE ELECTION OF DIRECTORS, “FOR” THE PROPOSAL TO AMEND THE COMPANY’S CERTIFICATE OF INCORPORATION, AS AMENDED, AND IN ACCORDANCE WITH THE DISCRETION OF THE PERSON VOTING THE PROXY WITH RESPECT TO ANY OTHER BUSINESS PROPERLY BROUGHT BEFORE THE MEETING.

SEE REVERSE SIDE

é    FOLD AND DETACH HERE    é

☒

Please mark your

votes as in this

example.

	FOR all nominees listed (except as marked to the contrary)	WITHHELD AUTHORITY to vote for all nominees listed	Election of the following nominees as directors: 01. Clete T. Brewer 02. William J. Lynch 03. Wayne L. Wilson 04. Bob L. Martin 05. Michael R. Loeb and 06. Shirley Singleton

2. To approve and adopt an amendment to the Company’s Certificate of Incorporation, as amended, to decrease the number of authorized shares of common stock from 200,000,000 to 48,000,000 and to decrease the number of authorized preferred shares from 10,000,000 to 2,000,000.

FOR AGAINST ABSTAIN

1. Election of Directors.	☐	☐
☐ ☐ ☐
3. In their discretion, upon any other matters which may properly come before the meeting or any adjournment thereof.
(INSTRUCTION: To withhold authority to vote for any individual nominee(s), write that nominee’s name(s) on the space provided below.)

PLEASE SIGN EXACTLY AS YOUR NAME APPEARS HEREON. WHEN SHARES ARE HELD BY JOINT TENANTS, BOTH SHOULD SIGN. WHEN SIGNING AS ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE GIVE FULL TITLE AS SUCH. IF A CORPORATION, PLEASE SIGN IN FULL CORPORATE NAME BY PRESIDENT OR OTHER AUTHORIZED OFFICER. IF A PARTNERSHIP, PLEASE SIGN IN PARTNERSHIP NAME BY AUTHORIZED PERSON. PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED SELF-ADDRESSED, POSTAGE PREPAID ENVELOPE.

The stockholder acknowledges receipt of the Notice of Annual Meeting, a Proxy Statement and an Annual Report and revokes all prior Proxies for said meeting. This Proxy, when properly executed, will be voted in the manner directed herein by the stockholder and in accordance with the instructions set forth in bold on the reverse side of this Proxy.

SIGNATURE(S)DATE

é    FOLD AND DETACH HERE    é

Edgewater Technology, Inc. stockholders can now give proxies to vote their shares by mail, by telephone or by using the Internet. To use the telephone or the Internet you will need your proxy card, and voter control number shown above (just below the perforation) and the tax identification number associated with your stockholder account. If you use the telephone or the Internet, the service is available through 5:00 pm EST, May 21, 2003 and there is no need for you to return the proxy card.

TELEPHONE VOTING

•	To use the telephone, you will need a touch-tone telephone. Dial 1-877-PRX-VOTE (1-877-779-8683), 24 hours a day, seven days a week.

INTERNET VOTING

•	To use the Internet, log on to the Internet and go to the following website: www.eproxyvote.com/edgw

TO VOTE VIA MAIL

•	To use the mail, fold and detach the proxy card and use the enclosed envelope, which is already addressed and requires no postage.

Your vote is important. Thank you for voting.